UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2009

ALLIANCE FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

New York	0-15366	16-1276885
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Madison Street, Syracuse, New York	13202
(Address of principal executive offices)	(Zip Code)

(315) 475-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers’

On January 27, 2009, the Compensation Committee and the Board of Directors of Alliance Financial Corporation (the “Company”) completed its annual performance and compensation review of the Company’s executive officers.

The Board of Directors approved, upon recommendation of the Compensation Committee, the following compensation actions relative to certain officers of the Company:

•	Base compensation levels for 2009

•	Grants of short-term performance-based incentive compensation for 2008 performance

•	Contributions to the Executive Incentive Retirement Plan

•	Grants of restricted stock

The following describes the actions approved by the Compensation Committee and the Board as it relates to Jack H. Webb, Chairman, President and Chief Executive Officer, J. Daniel Mohr, Treasurer and Chief Financial Officer, and John H. Watt, Jr., Executive Vice President, the Company’s Named Executive Officers (as determined by reference to the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 1, 2008):

Base Salary

Annual base salaries, effective January 5, 2009, were approved for Jack H. Webb, J. Daniel Mohr and John H. Watt Jr. in the amounts of $360,000, $177,000 and $193,000, respectively.

Performance Based Incentive Compensation

The performance-based short-term incentive compensation for 2008 was approved in the amounts of $52,500, $33,290 and $38,290, for Jack H. Webb, J. Daniel Mohr and John H. Watt Jr., respectively. Annual incentive compensation for 2008 will be paid during the first quarter of 2009.

The Company maintains a short-term incentive compensation program under which all employees not otherwise participating in sales related incentive programs are eligible to receive cash compensation. The receipt of short-term incentive compensation awards are contingent upon the attainment of the Company’s net income goal for the year, and an individual employee’s performance appraisal rating which impacts the amount of award earned. These awards are approved by the Board of Directors. In addition to attainment of the Company-wide net income goal, the Named Executive Officers must meet additional individualized objectives to receive awards.

Executive Incentive Retirement Plan (the “Plan”) Contributions

The Board and Compensation Committee approved a contribution to the Executive Incentive Retirement Plan in the amounts of $17,000 and $18,550, for J. Daniel Mohr and John H. Watt Jr., respectively. Mr. Webb is not a participant in the Plan.

For any Plan year, a participant’s deferral bonus, if any, is determined by reference to the attainment of criteria established by the Board on an annual basis. These criteria relate to return on equity, net income and other financial performance measurements of the Company and may be subject to adjustment for extraordinary items to the extent deemed appropriate by the Board. Unless otherwise determined by the Board at the time a participant is informed of his or her deferral bonus opportunity for the Plan year, the deferral bonus opportunity for any Plan year equals 10% of the participant’s base salary at the rate in effect on the first day of the Plan year. The deferral bonus, if any, is credited to a participant’s deferred benefit account as of the last day of the Plan year to which the award relates.

Restricted Stock Awards

On January 27, 2009, the registrant entered into Restricted Stock Agreements (“Agreements”) with Jack H. Webb, J. Daniel Mohr and John H. Watt pursuant to which they were granted 3,000, 1,500, and 1,500 shares respectively, of the registrant’s common stock (collectively, the “Shares”), under the registrant’s 1998 Long Term Incentive Compensation Plan.

Subject to certain exceptions set forth in the Agreements, the Shares are generally subject to forfeiture if the recipients do not remain in the employ of the registrant for a period of seven years following the date of the Agreements (the “Forfeiture Period”). During the Forfeiture Period, subject to the terms of the Agreements, each recipient has all rights of a shareholder of the registrant with respect to his Shares, including the right to vote such Shares and to receive any dividends paid in respect of the Shares. In the case of Mr. Mohr and Mr. Watt, the Forfeiture Period terminates with respect to one-half of the Shares following the third anniversary of the date of the Agreements if the price of the registrant’s common stock reaches a designated threshold. The Agreements are filed as Exhibits 10.1, 10.2, and 10.3 to this Form 8-K.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

Exhibit No.	Description
10.1	Jack H. Webb Restricted Stock Agreement

10.2	J. Daniel Mohr Restricted Stock Agreement

10.3	John H. Watt, Jr. Restricted Stock Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE FINANCIAL CORPORATION

Date: January 30, 2009	By:	/s/ J. Daniel Mohr
J. Daniel Mohr
Treasurer and CFO

EXHIBIT INDEX

Exhibit No.	Description
10.1	Jack H. Webb Restricted Stock Agreement

10.2	J. Daniel Mohr Restricted Stock Agreement

10.3	John H. Watt, Jr. Restricted Stock Agreement